Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO ANNOUNCES CALLIOPE JOINT VENTURE FOR NEW WELLS
IN LARGE TEXAS GAS FIELDS
Calliope To Recover Stranded Gas From Wells To Be
Drilled In Previously Prolific Fields
DENVER, COLORADO, July 25, 2006 — CREDO Petroleum Corporation (NASDAQ: CRED) today announced that it has entered into a joint venture with Redman Energy Holdings II, L.P. to drill wells for the purpose of using CREDO’s patented Calliope Gas Recovery System to develop stranded gas reserves. Redman Energy Holdings is an affiliate of Redman Energy Corporation, a privately-held, Houston-based E&P company. Drilling will concentrate on previously prolific fields containing significant stranded gas.
In its initial phases, the joint venture plans to invest up to $35,000,000 to acquire leases, drill new wells, and install Calliope principally in South and East Texas. Drilling will target large gas fields that were abandoned when natural gas prices were considerably lower than today, and when fluid lift technologies were much less effective than Calliope. The company presently expects to fund its 50% share of the joint venture from existing cash and future cash flow.
James T. Huffman, President, stated, “Our objective is to acquire hundreds of drilling locations where Calliope can be applied. Access to these fields is generally available through leasing, making this a target-rich opportunity for CREDO to expand its Calliope operations. We are particularly pleased that Redman Energy will join us in a 50/50 joint venture. Redman is affiliated with Natural Gas Partners, a highly respected industry funding source, and brings a wealth of knowledge and a solid operating foundation in the project area.”
Huffman further stated, “Calliope generally pulls down reservoir pressure far below levels achievable with other fluid lift technologies. In new wells, casing and tubing sizes can be configured to maximize Calliope’s potential. This is expected to substantially improve our reserve recoveries and production rates compared to installing Calliope on existing wells.”
Wells are expected to range in depth from 8,000 to 12,000 feet. Reserves are projected to range from 1.0 to 3.0 Bcfe (billion cubic feet of gas equivalent) per well, with beginning production rates ranging from 500 to 1,000 Mcf per day. Average drilling economics are expected to include payouts of less than two years and internal rates of return from 50% to 100%.
“This is a form of resource play because of the identifiable resource and scalability,” Huffman said. “An added benefit is that we can accurately estimate the reserve potential for each well and we know in advance the production characteristics of each reservoir.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
303-297-2200
Web Site:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2005 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.